Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert, Eric Lubbers (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Reports Second Quarter and Six Month Results

GRAND RAPIDS, Michigan, January 19, 2006 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced the results for its second quarter and the six-month period ended December 31, 2005.

The Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products reported that net sales grew 9.0 percent to $40.9 million for the second quarter of fiscal 2006, compared with net sales of $37.5 million during the same period a year ago. Sales of new products and product enhancements were $8.1 million for the second quarter of fiscal 2006 compared with $7.3 million in the second quarter of the prior year.

Net sales for the six months ended December 31, 2005, grew to $81.7 million from $75.9 million for the same period in the prior year, representing a 7.7 percent increase.

KV reported second quarter net income of $2.5 million, or $0.56 per basic and diluted share, which included a one-time settlement gain on one of the Company’s defined benefit plans of approximately $952,000 after-tax. This compared to a second quarter fiscal 2005 net loss of $522,815, or $0.12 per basic and diluted share, which included an impairment/restructuring charge of approximately $1.3 million after-tax related to the relocation of the Company’s wire production to Grand Rapids. Excluding these unusual items, the improvement in net income reflected savings from the consolidation of the Company’s wire production, leveraged operating costs due to higher sales volumes and lower steel costs.

Net income for the six months ended December 31, 2005, was $3.7 million, or $0.81 per basic and diluted share, compared with a net loss of $132,304, or $0.03 per basic and diluted share for the same period in the prior year.

About Knape & Vogt

Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

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Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Six Months Ended		Three Months Ended

	Dec. 31, 2005	Jan. 1, 2005	Dec. 31, 2005	Jan. 1, 2005

Net sales	$81,676,019	$75,868,426	$40,869,336	$37,496,247

Cost of sales	64,587,725	62,104,569	31,551,166	30,537,166

Gross margin	17,088,294	13,763,857	9,318,170	6,959,081

Selling and administrative expenses	10,768,001	11,367,449	5,242,857	5,532,198

Restructuring and impairment expenses	44,477	1,778,447	-	1,778,447

Operating income (loss)	6,275,816	617,961	4,075,313	(351,564)

Interest and other expenses, net	687,458	718,345	364,241	411,187

Income (loss) before income taxes	5,588,358	(100,384)	3,711,072	(762,751)

Income taxes	1,925,934	31,920	1,205,777	(239,936)

Net income (loss)	$3,662,424	$(132,304)	$2,505,295	$(522,815)

Earnings per common share - basic:
Weighted average shares outstanding	4,510,505	4,516,893	4,510,505	4,517,105

Earnings per common share - dilutive:
Weighted average shares outstanding	4,510,701	4,516,893	4,510,897	4,517,105

Net income (loss) per share	$0.81	$(0.03)	$0.56	$(0.12)

Cash dividend - Common stock	$0.33	$0.33	$0.165	$0.165

Cash dividend - Class B common stock	$0.30	$0.30	$0.15	$0.15

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Balance Sheets

	Dec. 31, 2005 (Unaudited)	July 2, 2005

Assets

Current Assets:
Cash and equivalents	$9,607,229	$6,349,702
Accounts receivable, net	19,564,979	19,944,781
Inventories	25,848,744	24,362,073
Assets held for sale	833,975	1,281,213
Prepaid expenses and other	1,286,062	934,711

Total current assets	57,140,989	52,872,480

Property, plant and equipment, net	21,225,441	22,120,924

Other assets	17,169,978	17,395,234

	$95,536,408	$92,388,638

Liabilities and Equity

Current liabilities	$21,790,324	$21,633,059

Long-term debt and capital leases	24,516,890	22,524,129

Deferred income taxes & other
long-term liabilities	8,281,201	10,123,573

Stockholders' equity	40,947,993	38,107,877

	$95,536,408	$92,388,638

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended

	Dec. 31, 2005	Jan. 1, 2005

From Operating Activities:
Net income (loss)	$3,662,424	$(132,304)
Depreciation and amortization	2,496,385	3,327,143
Change in retirement plan cost	(1,447,627)	132,373
Deferred income taxes	30,000	(1,204,142)
Impairment expenses	-	1,778,447
Changes in operating assets
& liabilities	(1,146,196)	(140,079)
Other, net	37,233	12,393

Net cash provided by operating activities	3,632,219	3,773,831

From Investing Activities:
Additions to property, plant & equipment net	(1,493,139)	(1,578,918)
Other, net	183,575	(11,617)

Net cash used for investing activities	(1,309,564)	(1,590,535)

From Financing Activities:
Cash dividends paid	(1,429,473)	(1,426,156)
Net change in long-term debt/capital leases	1,992,761	(6,751)

Net cash used for financing activities	563,288	(1,432,907)

Effect of Exchange Rates on Cash	371,584	427,587

Net increase in cash and equivalents	$3,257,527	$1,177,976